                                                                    EXHIBIT (18)


                             THE BEAR STEARNS FUNDS

                                RULE 18F-3 PLAN


          Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

          The Board, including a majority of the non-interested Board members, of the above-referenced fund (the "Fund") which desires to offer multiple classes for the series set forth on Schedule A (the "Series") has determined that the following plan is in the best interests of each class individually and the Fund as a whole:

          1. CLASS DESIGNATION: Each Series' shares shall be divided into Class A, Class C and Class Y.

          2. DIFFERENCES IN SERVICES: The services offered to shareholders of each Class shall be substantially the same, except that Right of Accumulation and Letter of Intent shall be available only to holders of Class A shares.

          3. DIFFERENCES IN DISTRIBUTION ARRANGEMENTS: Class A shares shall be offered with a front-end sales charge, as such term is defined in Article III,
Section 26(b), of the Rules of Fair Practice of the National Association of Securities Dealers,

Inc., and a deferred sales charge (a "CDSC"), as such term is defined in said
Section 26(b), may be assessed on certain redemptions of Class A shares purchased without an initial sales charge as part of an investment of $1 million or more. The amount of the sales charge and the amount of and provisions relating to the CDSC pertaining to the Class A shares are set forth on Schedule B hereto.

          Class C shares shall not be subject to a front-end sales charge, but shall be subject to a CDSC. The amount of and provisions relating to the CDSC pertaining to Class C shares are set forth on Schedule C hereto.

          Class A and Class C shares shall be charged a fee pursuant to a Distribution and Shareholder Servicing Plan adopted under Rule 12b-1 under the 1940 Act. The amount of the fees under the Distribution and Shareholder Servicing Plan are set forth on Schedule D hereto.

          Class Y shares shall be offered at net asset value with no front-end sales charge, CDSC or distribution and shareholder servicing fees. Class Y shares are available to investors whose minimum initial purchase is at least $2.5 million, subject to such waivers or variations as from time to time may be in effect.

          4.  EXPENSE ALLOCATION.   The following expenses will be allocated, to
the extent practicable, on a Class-by-Class basis: (a) fees under the Distribution and Shareholder Servicing Plan; (b) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (c) Securities and Exchange Commission and Blue Sky registration fees incurred by a specific Class;
(d) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (d) litigation or other legal expenses relating solely to a specific Class; and (f) Board members' fees incurred as a result of issues relating to a specific Class.

          5. CONVERSION FEATURES. On October 13, 1995, Class A Shares held by investors who are eligible to purchase Class Y Shares shall be converted to Class Y shares, based on the relative net value of such Classes as of the close of business on such date, without the imposition of any sales charge, fee or other charge. Thereafter, if a holder of Class A Shares notifies the Fund's distributor that it desires to have its Class A Shares converted to Class Y Shares because it then is eligible to purchase Class Y Shares, the shares which are the subject of the notice shall be converted to Class Y shares, without the imposition of any sales charge, fee or other charge, on the third business day following confirmation of the investor's eligibility to own Class Y Shares, at the relative net value of such Classes as of the close of business on such date.

          6.  EXCHANGE PRIVILEGES.  Shares of a Class are exchangeable only for
(a) shares of the same Class of another

Series or of other investment companies sponsored by the Fund's distributor and
(b) shares of the Money Market Portfolio of The RBB Fund, Inc.

Dated:  March 24, 1995, as revised May 4, 1995,
        May 31, 1995 and September 29, 1995

                                   SCHEDULE A

                              S&P STARS Portfolio
                           Large Cap Value Portfolio
                           Small Cap Value Portfolio
                          Total Return Bond Portfolio
                         The Insiders Select Portfolio

                                   SCHEDULE B



FRONT-END SALES CHARGE--CLASS A SHARES--The public offering price for Class A shares shall be the net asset value per share of that Class plus a sales load as shown below:

(A)  FOR S&P STARS PORTFOLIO, LARGE CAP VALUE PORTFOLIO, SMALL
     CAP VALUE PORTFOLIO AND THE INSIDERS PORTFOLIO

                                                          TOTAL SALES LOAD
                                                     -------------------------
                                                       AS A % OF   AS A % OF
                                                       OFFERING    NET ASSET
                                                       PRICE PER   VALUE PER
AMOUNT OF TRANSACTION                                    SHARE       SHARE
                                                     ------------------------
Less than $50,000....................................        4.75        4.99
$50,000 to less than $100,000........................        4.25        4.44
$100,000 to less than $250,000.......................        3.75        3.90
$250,000 to less than $500,000.......................        3.25        3.36
$500,000 to less than $750,000.......................        2.75        2.83
$750,000 to less than $1,000,000.....................        2.25        2.30
$1,000,000 and above.................................        0.00        0.00

(B)  FOR TOTAL RETURN BOND PORTFOLIO

                                                          TOTAL SALES LOAD
                                                     -------------------------
                                                       AS A % OF   AS A % OF
                                                       OFFERING    NET ASSET
                                                       PRICE PER   VALUE PER
AMOUNT OF TRANSACTION                                    SHARE       SHARE
                                                     ------------------------
Less than $50,000....................................        3.75        3.90
$50,000 to less than $100,000........................        3.25        3.36
$100,000 to less than $250,000.......................        2.75        2.83
$250,000 to less than $500,000.......................        2.25        2.30
$500,000 to less than $750,000.......................        2.00        2.04
$750,000 to less than $1,000,000.....................        1.50        1.52
$1,000,000 and above.................................        0.00        0.00

CONTINGENT DEFERRED SALES CHARGE--CLASS A SHARES--A CDSC of 1.00% (.50% in the case of the Total Return Bond Portfolio) shall be assessed at the time of redemption of Class A shares purchased without an initial sales charge as part of an investment of at least $1,000,000 and redeemed within one year after purchase. A CDSC of .50% shall be assessed at the time of redemption of Class A shares purchased without a sales charge with the proceeds from the redemption of shares of an investment company sold with a sales charge or commission and not distributed by the Fund's Distributor. The terms contained in Schedule C pertaining to the CDSC assessed on redemptions of Class C shares, including the provisions for waiving the CDSC, shall be applicable to the Class A shares subject to a CDSC. Letter of Intent and Right of Accumulation shall apply to such purchases of Class A shares.

                                   SCHEDULE C


CONTINGENT DEFERRED SALES CHARGE--CLASS C SHARES--A CDSC of 1.00% payable to the Fund's Distributor shall be imposed on any redemption of Class C shares made within one year of the date of purchase. No CDSC shall be imposed to the extent that the net asset value of the Class C shares redeemed does not exceed (i) the current net asset value of Class C shares acquired through reinvestment of dividends or capital gain distributions, plus (ii) increases in the net asset value of the shareholder's Class C shares above the dollar amount of all payments for the purchase of Class C shares of the Fund held by such shareholder at the time of redemption.

          If the aggregate value of the Class C shares redeemed has declined below their original cost as a result of the Fund's performance, a CDSC may be applied to the then-current net asset value rather than the purchase price.

          In determining whether a CDSC is applicable to a redemption, the calculation shall be made in a manner that results in the lowest possible rate. Therefore, it shall be assumed that the redemption is made first of amounts representing shares acquired pursuant to the reinvestment of dividends and distributions; then of amounts representing the increase in net asset value of Class C shares above the total amount of payments for the purchase of Class C shares made during the preceding year; then of amounts representing the cost of shares purchased more than one year prior to the redemption; and finally, of amounts representing the cost of shares purchased within one year prior to redemption.

WAIVER OF CDSC--The CDSC shall be waived in connection with (a) redemptions made within one year after the death or disability, as defined in Section 72(m)(7) of the Internal Revenue Code of 1986, as amended (the "Code"), of the shareholder,
(b) redemptions by employees participating in Eligible Benefit Plans, (c) redemptions as a result of a combination of any investment company with the Fund or Series by merger, acquisition of assets or otherwise, and (d) a distribution following retirement under a tax-deferred retirement plan or upon attaining age 70-1/2 in the case of an IRA or Keogh plan or custodial account pursuant to
Section 403(b) of the Code. Any Fund shares subject to a CDSC which were purchased prior to the termination of such waiver shall have the CDSC waived as provided in the Fund's prospectus at the time of the purchase of such shares.

                                   SCHEDULE D


AMOUNT OF DISTRIBUTION AND SHAREHOLDER SERVICING PLAN--Each Series shall pay a fee based on the value of the average daily net assets of the respective Class as follows:

Name of Series                   Class A   Class C
-------------------------------  --------  --------
S&P Stars Portfolio                .50%      1.00%
Large Cap Value Portfolio          .50%      1.00%
Small Cap Value Portfolio          .50%      1.00%
The Insiders Select Portfolio      .50%      1.00%
Total Return Bond Portfolio        .35%       .75%

                                      D-1